Exhibit 99.1

News Release For Immediate Release

Catasys Appoints Healthcare Industry Leader Carol Murdock to

Newly Created Chief Commercial Officer Role

Los Angeles, CA – April 9, 2019 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today announced the appointment of Carol Murdock as Chief Commercial Officer. She will lead Business Development, Account Management, Marketing and Corporate Communications, reporting to Mr. Terren Peizer, Chairman and CEO.

Ms. Murdock joins the Company with over 30 years of healthcare experience in market strategy and business development where her managed care, technology and engagement expertise has helped customers lower cost and improve quality of care.

Most recently, she served as the Chief Marketing Officer of Healogics, the nation’s largest operator of outpatient wound care centers, where she launched a data science team responsible for publishing outcomes from the world’s largest wound care database. Ms. Murdock previously served as the Senior Vice President and Market Leader of Lumeris, a population health management company where she helped payers and providers launch their value-based care strategies. Prior to Lumeris, Ms. Murdock served as the Chief Marketing Officer for MEDHOST, a commercial software company with applications including an electronic medical record and emergency department information system. She also served as Senior Vice President, Marketing and Communications at Healthways; at the time, an industry leader and pioneer in disease management, and more recently a population health and wellbeing company. At Healthways, Ms. Murdock led the integration of wellness acquisitions, successfully launched multiple new products, grew the company’s business with Cigna by 100%, and repositioned Healthways for accelerated revenue growth.

Carol Murdock, Appointed as Chief Commercial Officer at Catasys, Inc

Management Comments

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “I am pleased to welcome Carol in the newly created role of Chief Commercial Officer. She will be pivotal in driving our continued rapid growth and expansion, leveraging her more than 30 years of diverse healthcare experience, particularly as we broaden our healthcare platform longer term. Her deep understanding of the healthcare payer landscape and the needs of their members will enable us to help even more people who experience unaddressed behavioral health conditions that worsen chronic medical disease. We are proud of the strength of our OnTrak programs, and the trajectory of our market penetration with our health plan partners. Our commercial success has been accomplished with a very small, highly capable team who have built strong partnerships without any reliance on marketing or business development infrastructure. With Carol now joining our management team, we are very excited to be entering a new level of growth acceleration and market share expansion.“

Ms. Murdock stated, “I’m excited to join Catasys at such an inflection point in the Company’s history. We have a unique opportunity to build on our success in delivering financial outcomes to payers, while achieving our mission to help improve the health and save the lives of as many people as possible.”

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human interaction, to deliver improved member health and validated outcomes and cost savings to health plans. Our mission is to help improve the health and save the lives of as many people as possible.

Catasys' integrated, technology-enabled OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators. The program is currently improving member health and, at the same time, is demonstrating reduced medical utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in California, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, Nebraska, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Catasys, Inc.
Ariel Davis, 310-444-4346